Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Chris Watson 401-845-2441 IR@kvh.com
KVH Industries Reports Third Quarter 2025 Results

MIDDLETOWN, RI, November 6, 2025 — KVH Industries, Inc. (Nasdaq: KVHI), reported financial results for the quarter ended September 30, 2025 today. The company will hold a conference call to discuss these results at 9:00 a.m. ET today, which can be accessed at investors.kvh.com. Following the call, a replay of the webcast will be available through the company’s website.
Third Quarter 2025 Highlights

•Total revenues in the third quarter of 2025 increased sequentially from the second quarter of 2025 by $1.8 million, or 7%, to $28.5 million primarily due to an increase in airtime service sales. Total revenues decreased by 2% in the third quarter of 2025 from $29.0 million in the third quarter of 2024, primarily due to a $1.5 million decrease in product sales, partially offset by a $1.0 million increase in service sales.

•Airtime revenue increased sequentially from the second quarter of 2025 by $2.4 million, or 12%, to $23.5 million in the third quarter of 2025 due to the realization of our strategic decisions in 2023 to refocus the company on the growing low-earth orbit (LEO) services market. Airtime revenue increased $0.7 million, or 3%, in the third quarter of 2025 compared to the third quarter of 2024. We achieved this 3% increase despite the impact of the U.S. Coast Guard contract downgrade in the third quarter of 2024, which reduced airtime revenue from that customer by $2.3 million year-over-year.

•Subscribing vessel count grew sequentially by a record 11% to approximately 9,000.

•We completed the sale of 75 Enterprise Center in September 2025, which generated net cash of $7.8 million and resulted in a loss on disposal of $0.3 million.

•Net loss in the third quarter of 2025 was $6.9 million, or $0.36 per share, compared to a net loss of $1.2 million, or $0.06 per share, in the third quarter of 2024. Net loss in the third quarter of 2025 reflects a $5.5 million inventory write-down related primarily to further reduced demand for certain of our hardware products as well as a reduction in the prices we charge for certain TracNet H-series terminals.

•Non-GAAP adjusted EBITDA was $1.4 million in the third quarter of 2025, compared to $2.9 million in the third quarter of 2024.

Commenting on the company’s third quarter results, Brent C. Bruun, KVH’s Chief Executive Officer, said, “We delivered a strong third quarter, and our strategic focus on airtime revenue and subscriber growth continues to yield positive results. Highlights of the third quarter included a new record for vessel subscriber growth, record quarterly shipments of communication terminals, sequential and year-over-year service revenue growth, and the acquisition of customer and vendor agreements and other assets from a satellite services provider operating in the Asia-Pacific region.

“Service revenue was up 10% from the prior quarter and 4% year over year, despite the continuing decline in our VSAT airtime revenue. Most importantly, our subscriber growth continues to accelerate. Our total subscribing vessel count increased by a record 11% to approximately 9,000, compared to the second quarter. As a result, our subscribing vessel count is up 26% year-to-date.”

Financial Highlights - (in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
GAAP Results
Revenue	$28.5	$29.0	$80.5	$86.9
Loss from operations	$(7.6)	$(2.0)	$(10.2)	$(8.7)
Net loss	$(6.9)	$(1.2)	$(7.7)	$(6.7)
Net loss per share	$(0.36)	$(0.06)	$(0.40)	$(0.35)

Non-GAAP Adjusted EBITDA	$1.4	$2.9	$5.0	$7.5
Third Quarter Financial Summary
Revenue was $28.5 million for the third quarter of 2025, a decrease of 2% compared to $29.0 million in the third quarter of 2024.

Service revenues for the third quarter were $25.4 million, an increase of $1.0 million compared to the third quarter of 2024. The increase in service sales was primarily due to a $0.7 million increase in our airtime service sales, which reflected an increase in LEO service sales driven by an increase in subscribers for both Starlink and OneWeb. This increase in LEO service sales was largely offset by a decrease in VSAT service sales, which was driven by a decrease in VSAT subscribers, as well as a $2.3 million reduction in sales related to the U.S. Coast Guard contract downgrade in the third quarter of 2024. For the three months ended September 30, 2025, LEO service sales represented over 40% of airtime service sales, as compared to less than 15% for the three months ended September 30, 2024. The increase in LEO service sales as a percentage of total airtime sales resulted from both a substantial increase in LEO service sales and a substantial decrease in VSAT service sales. Competing LEO service providers have continued to expand their product and service offerings, further heightening competition in the global leisure segment and in commercial and government markets.

Product revenues for the third quarter were $3.1 million, a decrease of 33% compared to the third quarter of 2024. The decrease in product sales was primarily due to a $0.7 million decrease in Starlink product sales, a $0.6 million decrease in VSAT Broadband product sales and a $0.5 million decrease in TracVision product sales, partially offset by a $0.4 million increase in OneWeb product sales. The decrease in Starlink product sales was primarily due to discounted pricing. Competition from low-cost alternatives to VSAT, which include streaming capabilities, has had a significant impact on sales of our TracVision products.

Our operating expenses decreased by $1.7 million to $9.5 million for the third quarter of 2025 compared to $11.3 million for the third quarter of 2024. This decrease was primarily due to the $1.1 million aggregate non-cash impairment charge against long-lived assets recorded in the third quarter of 2024, a $0.3 million decrease in professional fees and a $0.3 million decrease in dues and subscriptions expense, partially offset by a $0.4 million increase in salaries, benefits and taxes.

Nine Months Ended September 30 Financial Summary

Revenue was $80.5 million for the nine months ended September 30, 2025, a decrease of 7% compared to $86.9 million for the nine months ended September 30, 2024.

Service revenues for the nine months ended September 30, 2025 were $70.1 million, a decrease of 5% compared to the nine months ended September 30, 2024. The decrease in service sales was primarily due to an overall $4.7 million decrease in our airtime service sales, which reflected a $7.2 million decrease in airtime service sales related to the U.S. Coast Guard contract downgrade. In addition, there was a substantial decrease in other VSAT subscribers, which was partially offset by a substantial increase in LEO service sales. For the nine months ended September 30, 2025, LEO service sales represented over 30% of airtime service sales, as compared to less than 10% for the nine months ended September 30, 2024. The increase in LEO service sales as a percentage of total airtime sales resulted from both a substantial increase in LEO service sales and a substantial decrease in VSAT service sales. Competing LEO service providers have continued to expand their product and service offerings, further heightening competition in the global leisure segment and in commercial and government markets.

Product revenues for the nine months ended September 30, 2025 were $10.4 million, a decrease of 19% compared to the nine months ended September 30, 2024. The decrease in product sales was primarily due to a $1.2 million decrease in TracVision product sales, a $1.1 million decrease in Starlink product sales, a $0.4 million decrease in VSAT Broadband product sales and a $0.4 million decrease in accessory and service parts product sales, partially offset by a $0.8 million increase in OneWeb product sales. The decline in Starlink product sales was primarily driven by discounted pricing, whereas declines in other product sales were primarily driven by product mix and discounted pricing on VSAT Broadband products. Competition from low-cost alternatives to VSAT, which include streaming capabilities, has had a significant impact on sales of our TracVision products.

Our operating expenses decreased $8.0 million to $28.7 million in the nine months ended September 30, 2025, compared to $36.8 million in the nine months ended September 30, 2024. This decrease was primarily due to a $5.2 million decrease in salaries, benefits and taxes, after giving effect to $2.0 million in costs incurred in the nine months ended September 30, 2024 related to the reduction in our workforce, the $1.1 million aggregate non-cash impairment charge against long-lived assets recorded in the nine months ended September 30, 2024, a $0.7 million decrease in depreciation expense, a $0.3 million decrease in dues and subscriptions expense and a $0.2 million decrease in professional fees, partially offset by a $0.3 million increase in warranty expense.

Other Recent Announcement

•September 3, 2025 – KVH linkHUB Media Server receives CREST Cybersecurity Accreditation
Conference Call Details
KVH Industries will host a conference call today at 9:00 a.m. ET through the company’s website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive will be available on the company website within three hours of the completion of the call.

Non-GAAP Financial Measures

This release provides non-GAAP financial information as a supplement to our condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing financial results to assess operational performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. Management generally uses these non-GAAP financial measures to facilitate financial and operational decision-making, including evaluation of our historical operating results and comparison to competitors’ operating results. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting our business.

Some limitations of non-GAAP adjusted EBITDA include the following: non-GAAP adjusted EBITDA represents net income (loss) before, as applicable, interest income, net, income tax expense (benefit), depreciation, amortization, stock-based compensation expense, goodwill impairment charges, long-lived assets impairment charges, charges for disposal of discontinued projects, loss on unfavorable future contracts, employee termination and other variable costs, executive separation costs, prior period tax settlements, transaction-related and other variable legal and advisory fees, certain inventory write-downs, excess purchase order obligations, gains on sales of real estate and other fixed assets, gains and losses on sale of subsidiaries, and foreign exchange transaction gains and losses.

Other companies, including companies in KVH’s industry, may calculate these non-GAAP financial measures differently or not at all, which will reduce their usefulness as a comparative measure.

Because non-GAAP financial measures exclude the effect of items that increase or decrease our reported results of operations, management strongly encourages investors to review our consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.

About KVH Industries, Inc.

KVH Industries, Inc. is a global leader in maritime and mobile connectivity delivered via the KVH ONE network. The company, founded in 1982, is based in Middletown, RI, with more than a dozen offices around the globe. KVH provides connectivity solutions for commercial maritime, leisure marine, military/government, and land mobile applications on vessels and vehicles, including the TracNet, TracPhone, and TracVision product lines, the KVH ONE OpenNet Program for non-KVH antennas, AgilePlans Connectivity as a Service (CaaS), and the KVH Link crew wellbeing content service.
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This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding projected financial results, the anticipated benefits of our restructuring and other initiatives, anticipated cost savings, our investment plans, our development goals, and the potential impact of our future initiatives on revenue, competitive positioning, profitability, and orders. Actual results could differ materially from the results projected in or implied by the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to: continued increasing competition, particularly from lower-cost providers, low earth orbit satellite systems and other telecommunications systems, especially in the global leisure market, which is significantly reducing demand for geosynchronous satellite services, including ours; the impact of lower revenue from the U.S. Coast Guard; potentially lower product and service margins from reseller arrangements; the risk that sales of Starlink and OneWeb terminals will slow down, decrease or become less profitable; potential hardware and software competition for our new CommBox product offerings; potential additional significant charges for excess and obsolete inventory; potential modification or discontinuation of customer and vendor contracts recently acquired from a third-party satellite service provider, which could result in material charges for impairment of acquired intangible assets; unanticipated obstacles to implementation of our manufacturing wind-down; unanticipated costs and expenses arising from the wind-down; unanticipated effects of the wind-down on our ongoing business; risks associated with the planned relocation of our operations in early 2026, including potential disruptions; potential increases in LEO airtime expenses; potential reductions in gross margins arising from minimum purchase obligations to vendors in excess of our needs; the risks associated with increased customer reliance on third-party hardware; the lack of future product differentiation; new service offerings from hardware providers; potential customer delays in selecting our services; the uncertain impact of continuing industry consolidation; the risk that our OpenNet program is leading to further reductions in sales of our satellite products; the risk that our current and future non-exclusive arrangements with Starlink and OneWeb will not provide material benefits; contingencies and termination rights applicable to future asset sales; uncertainty regarding customer responses to new product and service introductions; challenges and potential additional expenses in retaining our employees, particularly in the current competitive labor market characterized by rising wages; the challenges of meeting customer expectations with a smaller employee base; uncertainties created by our new business strategy, which may impact customer recruitment and retention; the uncertain impact of ongoing disruptions in our supply chain and associated increases in our costs; the uncertain impact of inflation, particularly with respect to fuel costs, and fears of recession; potentially higher interest rates driven by increased government borrowing; the uncertain impact of the wars in Ukraine and the Middle East and international tensions in Asia, including the impact of dramatic shifts in U.S. geopolitical priorities; unanticipated changes or disruptions in our markets; technological breakthroughs by competitors; changes in customer priorities or preferences; increasing customer terminations; unanticipated liabilities, charges and write-offs; the potential that competitors will design around or invalidate our intellectual property rights; a history of losses; continued fluctuations in quarterly results; the uncertain impact of recent and ongoing dramatic changes in both U.S. and foreign trade policy, including actual and potential new or higher tariffs and trade barriers, as well as trade wars with other countries; potentially inflationary impacts of tariffs and budget deficits; unanticipated obstacles in our product and service development, cost engineering and manufacturing efforts; adverse impacts of currency fluctuations, including potential further weakening of the U.S. dollar; our ability to successfully commercialize our new initiatives without unanticipated additional expenses or delays; reduced sales to companies in or dependent upon the turbulent oil and gas industry; the impact of extended economic weakness on the sale and use of marine vessels and recreational vehicles; continued challenges of maintaining our market share in the market for airtime services; the risk that declining sales of the TracNet H-series and TracPhone V-HTS series products and related services will continue to reduce airtime gross margins; the risk that reduced product sales will continue to erode product gross margins and lead to increased losses; potential continuing declines or changes in customer demand, due to economic, weather-related, seasonal, and other factors, particularly with respect to the TracNet H-series and TracPhone V-HTS series; exposure for potential intellectual property infringement; changes in tax and accounting requirements or assessments; and export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 7, 2025. Copies are available through our Investor Relations department and website, investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including but not limited to the following marks: KVH, KVH ONE, TracPhone, TracVision, AgilePlans, CommBox, and TracNet. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Sales:
Service	$25,388	$24,410	$70,079	$74,122
Product	3,065	4,561	10,411	12,789
Net sales	28,453	28,971	80,490	86,911
Costs and expenses:
Costs of service sales	16,694	14,983	45,139	44,496
Costs of product sales	9,846	4,714	16,863	14,321
Research and development	969	1,407	3,072	6,771
Sales, marketing and support	4,884	4,932	14,854	15,650
General and administrative	3,691	3,789	10,806	13,214
Long-lived assets impairment charge	—	1,137	—	1,137
Total costs and expenses	36,084	30,962	90,734	95,589
Loss from operations	(7,631)	(1,991)	(10,244)	(8,678)
Interest income	681	629	1,827	2,416
Interest expense	—	2	—	2
Other income (expense), net	32	216	849	(348)
Loss before income tax expense	(6,918)	(1,148)	(7,568)	(6,612)
Income tax expense	16	51	146	126
Net loss	$(6,934)	$(1,199)	$(7,714)	$(6,738)

Net loss per common share
Basic	$(0.36)	$(0.06)	$(0.40)	$(0.35)
Diluted	$(0.36)	$(0.06)	$(0.40)	$(0.35)

Weighted average number of common shares outstanding:
Basic	19,361	19,433	19,418	19,367
Diluted	19,361	19,433	19,418	19,367

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$72,804	$50,572
Accounts receivable, net	24,302	21,624
Inventories, net	13,394	22,953
Prepaid expenses and other current assets	9,200	16,016
Current assets held for sale	—	11,410
Total current assets	119,700	122,575
Property and equipment, net	22,295	27,014
Intangible assets, net	537	828
Right of use assets	4,636	1,361
Other non-current assets	2,972	3,146
Deferred income tax asset	141	157
Total assets	$150,281	$155,081
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$13,277	14,173
Deferred revenue	1,346	1,039
Current operating lease liability	591	660
Total current liabilities	15,214	15,872
Long-term operating lease liability	4,017	569
Deferred income tax liability	3	15
Stockholders’ equity	131,047	138,625
Total liabilities and stockholders’ equity	$150,281	$155,081

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP
EBITDA AND NON-GAAP ADJUSTED EBITDA
(in thousands, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Net loss - GAAP	$(6,934)	$(1,199)	$(7,714)	$(6,738)
Income tax expense	16	51	146	126
Interest income, net	(681)	(627)	(1,827)	(2,414)
Depreciation and amortization	2,632	3,265	8,126	10,250
Non-GAAP EBITDA	(4,967)	1,490	(1,269)	1,224
Stock-based compensation expense	366	385	1,137	1,629
Long-lived assets impairment charge	—	1,137	—	1,137
Disposal of a discontinued project	24	—	311	—
Loss on an unfavorable future contract	—	—	12	—
Employee termination and other variable costs	83	(423)	112	2,937
Transaction-related and other variable legal and advisory fees	25	295	91	295
Certain inventory write-downs	5,510	—	5,510	—
Loss (gain) on sale of fixed assets, including real estate	311	—	(1,019)	—
Foreign exchange transaction loss	9	48	141	317
Non-GAAP adjusted EBITDA	$1,361	$2,932	$5,026	$7,539